Exhibit 10.1

                                                                EXECUTION COPY











                               U.S. $150,000,000


                               CREDIT AGREEMENT


                          Dated as of March 24, 2003


                                     among


                         PANAMERICAN BEVERAGES, INC.,
                                 as Borrower,


                   THE FINANCIAL INSTITUTIONS PARTY HERETO,
                                  as Lenders


                                      and


                               ING CAPITAL LLC,
                            as Administrative Agent







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                               TABLE OF CONTENTS


                                                                          Page



ARTICLE I     DEFINITIONS AND ACCOUNTING TERMS...............................1

    SECTION 1.01   Certain Defined Terms.....................................1
    SECTION 1.02   Certain Defined Terms Relating to Environmental
                   Regulation...............................................13
    SECTION 1.03   Computation of Time Periods..............................13

ARTICLE II    AMOUNTS AND TERMS OF THE ADVANCES.............................13

    SECTION 2.01   The Advances.............................................14
    SECTION 2.02   Making the Advances......................................14
    SECTION 2.03   Scheduled Repayments; Notes..............................15
    SECTION 2.04   Prepayments..............................................15
    SECTION 2.05   Interest.................................................16
    SECTION 2.06   Fees.....................................................16
    SECTION 2.07   Increased Costs, Etc.....................................17
    SECTION 2.08   Payments and Computations................................18
    SECTION 2.09   Taxes....................................................20
    SECTION 2.10   Sharing of Payments, Etc.................................21
    SECTION 2.11   Funding Losses...........................................21
    SECTION 2.12   Use of Proceeds..........................................22

ARTICLE III   CONDITIONS PRECEDENT..........................................22

    SECTION 3.01   Conditions Precedent to the Closing Date and Borrowing...22

ARTICLE IV    REPRESENTATIONS AND WARRANTIES................................24

    SECTION 4.01   Representations and Warranties of the Borrower...........24

ARTICLE V     COVENANTS OF THE BORROWER.....................................28

    SECTION 5.01   Affirmative Covenants....................................28
    SECTION 5.02   Negative Covenants.......................................31
    SECTION 5.03   Reporting Requirements...................................33
    SECTION 5.04   Financial Condition......................................35

ARTICLE VI    EVENTS OF DEFAULT.............................................36

    SECTION 6.01   Events of Default........................................36

ARTICLE VII   THE ADMINISTRATIVE AGENT......................................38

    SECTION 7.01   Authorization and Action.................................38
    SECTION 7.02   Duties and Reliance, Etc.................................38
    SECTION 7.03   Administrative Agent and Affiliates......................39



                                     (i)

    SECTION 7.04   Lender Credit Decision...................................39
    SECTION 7.05   Indemnification..........................................39
    SECTION 7.06   Successors to Administrative Agent.......................40

ARTICLE VIII  MISCELLANEOUS.................................................40

    SECTION 8.01   Amendments, Etc..........................................40
    SECTION 8.02   Notices, Etc.............................................41
    SECTION 8.03   No Waiver, Remedies......................................41
    SECTION 8.04   Costs, Expenses and Indemnification......................41
    SECTION 8.05   Right of Set-off.........................................42
    SECTION 8.06   Binding Effect...........................................42
    SECTION 8.07   Assignments and Participations...........................43
    SECTION 8.08   Governing Law............................................45
    SECTION 8.09   Execution in Counterparts................................45
    SECTION 8.10   Confidentiality..........................................45
    SECTION 8.11   Judgment.................................................45
    SECTION 8.12   Consent to Jurisdiction..................................46
    SECTION 8.13   WAIVER OF JURY TRIAL.....................................47
    SECTION 8.14   Limitation on Liability..................................47
    SECTION 8.15   Accounting Terms.........................................47


ANNEX I        Lending Offices and Advances of the Lenders
ANNEX III      Disclosure Schedules

EXHIBIT A      Form of Notice of Borrowing
EXHIBIT B      Form of Note
EXHIBIT C      Form of Officer's Certificate for the Borrower
EXHIBIT D-1    Form of Opinion of New York Counsel to the Borrower
EXHIBIT D-2    Form of Opinion of Panamanian Counsel to the Borrower
EXHIBIT D-3    Form of Opinion of New York Counsel to the Administrative Agent
EXHIBIT E      Form of Consent Letter from Agent for Service of Process
EXHIBIT F      Form of Assignment and Acceptance



                                     (ii)



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          CREDIT AGREEMENT, dated as of March 24, 2003 (this "Agreement"), is made among Panamerican Beverages, Inc., a Panamanian corporation (the "Borrower"), the financial institutions listed on the signature pages hereof and which may from time to time become parties hereto (each, a "Lender" and, collectively, the "Lenders"), and ING Capital LLC, as administrative agent (together with any successors appointed pursuant to Article VII, the "Administrative Agent") for the Lenders hereunder.

          WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrower the credit facility provided for herein;

          NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                  ARTICLE I

                       DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Acquisition" means the acquisition by Coca-Cola FEMSA or its Affiliates of at least a majority of the outstanding Voting Stock of the Borrower.

          "Administrative Agent" has the meaning specified in the preamble to this Agreement.

          "Administrative Agent's Account" shall mean account No. 066297311 maintained at The Chase Manhattan Bank (ABA No. 021000021), for credit to ING Capital LLC, New York, Account Name: Agency Loan Account, Ref: PANAMCO, Att:
Tina Wong, or such other account at such other bank in New York City as the Administrative Agent shall specify from time to time to the Borrower and the Lenders.

          "Advance" has the meaning specified in Section 2.01.

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise; provided, however, that neither TCCC nor any of its direct or indirect Subsidiaries shall be considered an Affiliate of the Borrower or any of its Subsidiaries.

          "Agreement" has the meaning specified in the preamble to this Agreement.

          "Alternate Base Rate" means, on any date, a fluctuating rate of interest per annum

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equal to the higher of

          (a) the Base Rate; and

          (b) the Federal Funds Rate plus 1/2 of 1%.

The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent or any Lender in connection with extensions of credit. Changes in the rate of interest on that portion of any Advances bearing interest at the Alternate Base Rate will take effect simultaneously with each change in the Alternate Base Rate.

          "Alternate Base Rate Advances" means Advances bearing interest by reference to the Alternate Base Rate.

          "Applicable Margin" means (i) for the period from the Closing Date to June 1, 2003, 1.00% per annum; and (ii) for and after June 1, 2003, 1.375% per annum.

          "Assignment and Acceptance" has the meaning specified in Section
8.07.

          "Back-to-Back Loan" means Debt of any Subsidiary owed to a third party that is fully collateralized by the proceeds of Debt incurred by the Borrower.

          "Base Rate" means the rate of interest from time to time announced by the Administrative Agent at its principal office in New York City as its prime commercial lending rate; provided that if the Administrative Agent shall cease to announce a prime commercial lending rate, then "Base Rate" shall mean the arithmetic average of the rates of interest publicly announced by The Chase Manhattan Bank and Citibank, N.A. (or their respective successors) as their respective prime commercial lending rates (or, as to any such bank that does not announce such a rate, such bank's "base" or other rate determined by the Administrative Agent to be the equivalent rate announced by such bank), except that, if any such bank shall, for any period, cease to announce publicly its prime commercial lending (or equivalent) rate, the Administrative Agent shall, during such period, determine the "Base Rate" based upon the prime commercial lending (or equivalent) rates announced publicly by the other such banks.

          "Borrower" shall have the meaning specified in the preamble to this Agreement.

          "Borrowing" means the borrowing consisting of simultaneous advances made by the Lenders.

          "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

          "Capitalized Leases" has the meaning specified in clause (e) of the definition of Debt.

          "Change in Control" means:


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          (a) the failure of the Shareholders (as defined in the Voting Trust
Agreement) parties to the Voting Trust Agreement collectively to:

               (i) own, directly or indirectly, on the date hereof and until all Obligations owing under this Agreement and the other Loan Documents are paid in full, at least a majority of the outstanding Voting Stock of the Borrower on a fully diluted basis, free and clear of all Liens; or

               (ii) control directly or indirectly, whether by the percentage of ownership of Voting Stock imposed by any applicable law, the possession of voting power or otherwise, the power to direct the affairs or control the composition of at least a majority of the board of directors, management committee, or other equivalent body, of the Borrower; or

          (b) dissolution or termination of the Voting Trust Agreement; or

          (c) the failure of TCCC to own (as a result of a sale by TCCC of such Common Stock described below), directly or indirectly, on the date hereof and until all Obligations owing under this Agreement and other Loan Documents are paid in full, at least 25% of the outstanding Class B Common Stock of the Borrower, 22.6% of the outstanding Class A Common Stock of the Borrower and 100% of the, outstanding Class C Preferred Stock of the Borrower, in each case, on a fully diluted basis, free and clear of all Liens (it being understood that such percentage will be reduced on a proportionate basis in the event of any issuance or sale of Class A Common Stock or Class B Common Stock in which TCCC does not acquire its proportionate share); or

          (d) any reduction in the number of directors nominated by TCCC to the Borrower's Board of Directors as compared to the number of such directors nominated by TCCC as of the date of this Agreement.

          "Closing Date" has the meaning specified in Section 3.01.

          "Coca-Cola Entity" means TCCC and any Wholly-Owned Subsidiary of
TCCC.

          "Coca-Cola FEMSA" means Coca-Cola FEMSA S.A. de C.V., a Mexican corporation.

          "Commitment" has the meaning specified in Section 2.01(a).

          "Commitment Expiration Date" means the date 10 days after the Closing Date.

          "Compensation Plan" of the Borrower or any Subsidiary thereof means any program, plan or similar arrangement (other than employment contracts) relating generally to compensation, pension, employment or similar arrangements to which the Borrower or such Subsidiary (individually or in connection with any other Person) may have any liability.

          "Confidential Information" means information furnished by or on behalf of the Borrower or an Affiliate of the Borrower to the Administrative Agent or any Lender in a writing designated as confidential, but does not include any such information that (i) is or becomes generally available to the public or (ii) is or becomes available to the Administrative Agent or such Lender from a source other than the Borrower or an Affiliate of the Borrower other than as a result of a breach by the Administrative Agent or any Lender of its obligations hereunder.

          "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

          "Consolidated Debt" means the outstanding principal amount of all Debt of the Borrower and its Consolidated Subsidiaries; provided, however, that Debt of the Borrower's Consolidated Subsidiaries shall not include any Debt of any Subsidiary to the extent, but only to the extent, that such Debt,
(i) is held by the Borrower, whether in the form of a loan, participating interest or other instrument evidencing indebtedness or other Obligation of the Subsidiary so long as material enforcement, waiver or amendment decision regarding such Debt may be taken only by the Borrower, or (ii) represents a Back-to-Back Loan; provided, further, that, for the period, and as of any period ending on any day occurring, from the date hereof to April 1, 2003, the principal amount of the Advances outstanding under this Agreement shall not be included in the calculation of Consolidated Debt.

          "Consolidated EBITDA" means, for any period, the sum, without duplication, of

          (a) Consolidated Operating Income for such period,

          plus

          (b) all depreciation and amortization of assets (including Intangible Assets) of the Borrower and its Subsidiaries deducted in determining Consolidated Operating Income for such period.

          "Consolidated Operating Income" means, with respect to the Borrower and its Subsidiaries for any period, the Consolidated operating income (or loss), before interest, taxes and extraordinary items, of the Borrower and its Subsidiaries for such period.

          "Consolidated Tangible Net Assets" means as of any date, the total amount of assets of the Borrower and its Subsidiaries, less (i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other Persons holding equity investments in Subsidiaries, all as reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

          "Credit Agreement" has the meaning specified in the recitals.

          "Credit Rating Agencies" means DCR, Moody's and Standard & Poor's.

          "DCR" means Duff & Phelps Credit Rating Co.

          "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases ("Capitalized Leases"), (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any of its Affiliates or any warrants, rights or options to acquire such capital stock, (h) all Obligations of such Person in respect of Hedge Agreements, (i) all Debt of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and j) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided, however, that Debt shall not include trade accounts payable arising in the ordinary course of business.

          "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          "Designated Affiliate" means a majority-controlled Affiliate of a Lender whose name and principal place of business are set forth opposite such Lender's name on Annex I hereto under the caption "Designated Affiliates," or in the Assignment and Acceptance pursuant to which it became a Lender, or such other Affiliate or Affiliates of such Lender as such Lender may specify by notice from time to time to the Borrower and the Administrative Agent.

          "Designated Branch" means the branch of a Lender whose name and location are set forth opposite such Lender's name on Annex I hereto under the caption "Designated Branches" or in the Assignment and Acceptance pursuant to which it became a Lender, or such other branch or branches or other office or offices of such Lender as such Lender may specify by notice from time to time to the Borrower and the Administrative Agent.

          "Disclosure Schedule" means the Disclosure Schedule set forth as Annex II.

          "Eligible Assignee" means (a) a commercial bank, finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) having total assets in excess of U.S. $250,000,000 and (b) any Designated Affiliate or Designated Branch.

          "Eurocurrency Liabilities" has the meaning specified in Regulation D of the

Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum determined by the Administrative Agent based on the rate(s) quoted on the Reuters Screen LIBO Page at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If only one rate appears on the Reuters Screen LIBO Page, the rate in clause (a) above will be such rate, and if two or more rates appear on the Reuters Screen LIBO Page, the rate in clause (a) above will be the arithmetic mean of such rates. The Eurodollar Rate for each Interest Period for each Eurodollar Rate Advance shall be determined by the Administrative Agent.

          "Eurodollar Rate Advances" means Advances bearing interest at a rate determined by reference to the Eurodollar Rate.

          "Eurodollar Rate Reserve Percentage" for any Interest Period for each Advance means the reserve percentage applicable two Business Days before the first day of such Interest Period, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Advances is determined) having a term equal to such Interest Period.

          "Events of Default" has the meaning specified in Section 6.01.

          "Existing Debt" means Debt of the Borrower and its Subsidiaries outstanding on the date hereof.

          "Existing Debt Agreement" means any agreement or instrument pursuant to which any Existing Debt has been issued or incurred.

          "Facility" means the aggregate amount of the Advances.

          "Federal Bankruptcy Code" means the United States Bankruptcy Code of 1978, as amended from time to time.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

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          "GAAP" means, in the case of the Borrower and its Consolidated
Subsidiaries, generally accepted accounting principles in the United States consistent with those applied in the preparation of the financial statements of the Borrower and Consolidated Subsidiaries furnished to the Lenders prior to the date of this Agreement.

          "Governmental Authority" means any federation, nation, state, sovereign, or government, any federal, supranational, regional, state, tribal, local or political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission or any other similar dispute-resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

          "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange rates.

          "Indemnified Party" has the meaning specified in Section 8.04(b).

          "Intangible Assets" means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value at the end of the last fiscal quarter ended prior to the Closing Date or the date of acquisition, if acquired subsequent to the Closing Date, and all other items which would be treated as intangibles on the Consolidated balance sheet of the Borrower and its Subsidiaries.

          "Interest Coverage Ratio" means, for any period, the ratio of (i) Consolidated EBITDA to (ii) the Consolidated gross interest expense (including related fees) of the Borrower and its Subsidiaries for such period; provided, however, that the calculation of the Interest Coverage Ratio shall not include any interest on any Debt of any Subsidiary, to the extent that such Debt (i) is owed by a Subsidiary to the Borrower, whether in the form of a Loan, participation interest or other instrument evidencing indebtedness or other Obligation of the Subsidiary so long as material enforcement, waiver or amendment decision regarding such Debt may be taken only by the Borrower, or
(ii) represents a Back-to-Back Loan.

          "Interest Period" means the period commencing on (i) in the case of the initial Interest Period, the Borrowing Date and ending one month thereafter, or (ii) in the case of any subsequent Interest Period, the date immediately succeeding the last day of the immediately preceding Interest Period, and ending on the numerically corresponding date in the calendar month that is one month thereafter; provided, that (A) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period)

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shall end on the last Business Day of the last calendar month of such Interest
Period, and (C) notwithstanding the foregoing, if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date.

          "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (i) and (j) of the definition of "Debt" in respect of such Person and, in the case of any permitted Investment in which the company in which such Investment is made becomes a Subsidiary of the Borrower, the amount of such Investment shall include the amount of any Debt of such Subsidiary at such time; provided that the "cash amount" of any Investment shall not be deemed to include such Debt.

          "Lender" means each Lender listed on the signature pages hereof and each Eligible Assignee that becomes a party hereto pursuant to Section 8.07.

          "Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Lending Office" opposite its name on Annex I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as it may from time to time specify by notice to the Borrower and the Administrative Agent.

          "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

          "Loan Documents" means this Agreement, each Note and each other instrument, agreement, certificate, notice or other document executed and/or delivered pursuant hereto or thereto or in connection herewith or therewith.

          "Margin Stock" means any "margin stock" or "margin security" as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System.

          "Material Adverse Change" means a material adverse change in the business, condition (financial or otherwise), operations, performance, properties, assets or prospects of the Borrower and its Subsidiaries taken as a whole.

          "Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties, assets or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document.

          "Maturity Date" means the date exactly four months after the date of Borrowing.

          "Moody's" means Moody's Investors Service, Inc.

          "Note" means a promissory note of the Borrower payable to the order of any

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Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Advance or Advances made by such Lender.

          "Obligation" means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect to such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, reasonable attorneys' fees and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower in accordance with the Loan Documents.

          "Other Currency" has the meaning specified in Section 8.11(a).

          "Other Taxes" has the meaning specified in Section 2.09(b).

          "Panamco Account" means the account of the Borrower maintained with SunTrust Bank, ABA #061000104, Account #8800374228, Att.: Don Lynch.

          "Permitted Liens" means, with respect to any Person:

          (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or government bonds to secure performance, surety or appeal bonds to which such Person is a party or which are otherwise required of such Person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business;

          (b) Liens imposed by law, such as carriers', warehousemen's, laborers', materialmen's, landlords', vendors', workmen's, operators', producers' and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings of review;

          (c) Liens for taxes, assessments and other governmental charges or levies not yet delinquent or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

          (d) minor survey exceptions, minor encumbrances, easements or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (e) Liens existing on or provided for under the terms of agreements existing on the Closing Date and described in Item 5.02(a) of the Disclosure Schedule;

          (f) Liens on property at the time the Borrower or any of its Subsidiaries acquired the property or the entity owning such property, including any acquisition by means of a merger or consolidation with or into the Borrower; provided, however, that any such Lien may not extend to any other property owned by the Borrower or any of its Subsidiaries;

          (g) Liens securing Hedge Agreements so long as (i) such Hedge Agreements are of the type customarily entered into in connection with, and are entered into for, the bona fide purpose of reducing financial risk relating to interest rate or foreign exchange fluctuations, and (ii) the collateral securing obligations in respect of such Hedge Agreements (A) consists only of cash or cash equivalents, and (B) does not exceed in market value on any date an amount equal to 1.5% of Consolidated Tangible Net Assets (calculated as of the end-date of the last quarter for which Consolidated financial statements have been distributed);

          (h) Liens on accounts receivable, inventory or bottles and cases to secure working capital or revolving credit Debt incurred by any Subsidiary in the ordinary course of business;

          (i) Purchase Money Liens;

          (j) Liens securing only Debt of a Wholly-Owned Subsidiary of the Borrower to the Borrower or one or more Wholly-Owned Subsidiaries of the Borrower;

          (k) Liens on any property to secure Debt incurred in connection with the construction, installation or financing of bottling facilities financed through Debt issued by a Coca-Cola Entity or any subsidiary of it;

          (l) Liens resulting from the deposit funds or evidences of Debt in trust for the purpose of defeasing Debt of the Borrower or any of its Subsidiaries;

          (m) legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment, judgment lien or attachment lien in aid of execution on a judgment);

          (n) rights of a common owner of any interest in property held by such Person;

          (o) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary of such Person; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries;

          (p) any defects, irregularities or deficiencies in title to easements, rights-of-way or other properties which do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such Person;

          (q) Liens in favor of the issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of business; provided, however, that the obligations in respect of such letters of credit do not constitute Debt;

          (r) Liens arising in connection with Capitalized Leases in an aggregate principal amount not to exceed U.S. $75,000,000 at any time outstanding; and

          (s) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, of any Debt secured by any Lien referred to in the foregoing clauses (e) through (l); provided, however, that
(i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on or to such property) and (ii) the Debt secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Debt described under clauses (e) through (1) at the time the original Lien became a Permitted Lien under this Agreement and (B) any amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

          "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Process Agent" has the meaning specified in Section 8.12(a).

          "Purchase Money Lien" means a Lien on property securing Debt incurred by the Borrower or any of its Subsidiaries to provide funds for all or any portion of the cost of acquiring, constructing, altering, expanding, improving or repairing such property or assets used in connection with such property.

          "Register" has the meaning specified in Section 8.07(c).

          "Required Lenders" means at any time Lenders owed (or holding in the aggregate) at least 66 2/3% of the then-aggregate unpaid principal amount of the Advances; provided, however, that for purposes of this definition neither
(i) the Borrower, nor any of its Affiliates, if a Lender, nor (ii) any Lender who has defaulted on any of its obligations hereunder, shall be included in
(x) the Lenders owed such amount of the Advances or (y) the determination of the aggregate unpaid principal amount of the Advances.

          "Reuters Screen LIBO Page" means the display of London interbank offered rates (commonly known as "LIBOR") of major banks for Eurodollar deposits designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page for the purpose of displaying such London interbank offered rates for Eurodollar deposits).

          "Significant Subsidiary" has the meaning specified for a "significant subsidiary" as defined in Rule 405 under the Securities Act of 1933, as amended.

          "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of its liabilities, including, without limitation, contingent liabilities, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small capital.

          "Standard & Poor's" means Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc.

          "Subsidiary" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture, or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries. References to a Subsidiary, unless otherwise specifically stated, or the context otherwise requires, shall be reference to a Subsidiary of the Borrower.

          "Takeout Financing Mandate Letter" has the meaning specified in
Section 3.01(c)(ix).

          "Taxes" has the meaning specified in Section 2.09(a).

          "TCCC" means The Coca-Cola Company, a Delaware corporation, or any successor thereto.

          "United States" and "U.S." each means United States of America.

          "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

          "Voting Trust Agreement" means the Voting Trust Agreement for certain shares of Panamerican Beverages, Inc., amended and restated as of April 20, 1993, and as further amended on July 15, 1993, among the Shareholders parties thereto and the Voting Trustees parties thereto.

          "Wholly-Owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person if all of the common stock or other similar equity ownership interests (but not including preferred stock) in such Subsidiary (other than any directors' qualifying shares or shares issued to Persons to comply with local laws) is owned directly or indirectly by such Person.

          SECTION 1.02 Certain Defined Terms Relating to Environmental Regulation. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law or any Environmental Permit, including without limitation (a) any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Law" means any supranational, federal, national, state, provincial, tribal, local or municipal law, rule, regulation, order, writ, judgment, injunction, decree, determination or award of any Governmental Authority within or outside the United States relating to or imposing standards of conduct concerning the environment, health, safety or Hazardous Materials.

          "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

          "Hazardous Materials" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and radon gas, (b) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any Environmental Law, and (c) any other substance, exposure to which is regulated under any Environmental Law.

          SECTION 1.03 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" mean "to but excluding."

                                  ARTICLE II

                       AMOUNTS AND TERMS OF THE ADVANCES

          SECTION 2.01 The Advances.

          Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (each, and "Advance" and collectively, the "Advances") to the Borrower on any Business Day during the period from the Closing Date until the Commitment Expiration Date in an aggregate amount not to exceed the amount set forth opposite such Lender's name on Annex I hereto under the caption "Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth in the Register maintained by the Administrative Agent pursuant to Section 8.07(c) (such amount being such Lender's "Commitment").

          SECTION 2.02 Making the Advances.

          (a) The Borrowing of Eurodollar Rate Advances shall be made on notice given by the Borrower to the Administrative Agent not later than 4:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing (the "Notice of Borrowing"). Immediately following receipt of the Notice of Borrowing, the Administrative Agent shall give to each Lender notice thereof by telex or facsimile transmission. The Notice of Borrowing shall be sent by telex or facsimile transmission, confirmed immediately in writing, in substantially the form of Exhibit A hereto, specifying therein (i) the requested date of such Borrowing, (ii) the requested aggregate amount of such Borrowing, (iii) that such Borrowing will consist of Eurodollar Rate Advances (or, in the circumstances set forth in Section 2.09(c) and Section 2.09(d) only, Alternate Base Rate Advances), and (iv) the Interest Period therefor. The Notice of Borrowing shall be irrevocable and binding on the Borrower. The Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.05. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Panamco Account or such account as the Borrower may designate, in immediately available funds.

          (b) Anything in clause (a) above to the contrary notwithstanding, the Borrower may not (i) request any Borrowing hereunder if the aggregate amount of such Borrowing is less than U.S. $150,000,000 or an integral higher multiple of U.S. $ 1,000,000, or (ii) request Eurodollar Rate Advances for the Borrowing if the obligation of the Lenders to make such Advances shall then be suspended pursuant to Section 2.09.

          (c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of the Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at
(i) in the case of the Borrower, the interest rate applicable at such time under Section 2.05 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of the Borrowing for purposes of this Agreement.

          (d) The failure of any Lender to make the Advance to be made by it as part of the Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of the Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of the Borrowing.

          SECTION 2.03 Scheduled Repayments; Notes.

          (a) On the Maturity Date, the Borrower shall repay to the Administrative Agent, for the account of the Lenders, the unpaid outstanding principal amount of the Advances evidenced by the Notes, together with all other Obligations of the Borrower due and payable hereunder, in fully immediately available funds.

          (b) The Advance or Advances of each Lender to the Borrower shall be evidenced by a Note payable to the order of such Lender in an amount equal to such Lender's Advance or Advances. Each Lender shall record in its records, and on the schedule attached to its Note, the date and amount of each Advance made by such Lender thereunder, each repayment or prepayment thereof, whether such Advance was a Eurodollar Rate Advance or an Alternate Base Rate Advance, and, in the case of Eurodollar Rate Advances, the dates on which the Interest Period for such Advances shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under any Note to repay the principal amount of each Advance together with all interest accruing thereon.

          SECTION 2.04 Prepayments.

          (a) Optional. The Borrower may, upon at least five Business Days' notice to the Administrative Agent at any time after 10 days from the Closing Date stating the proposed date and aggregate principal amount of the prepayment, and, if such notice is given, the Borrower shall, prepay the outstanding principal amount of the Advances in whole or ratably in part in the inverse order of maturity, together with accrued interest to the date of such prepayment on the principal amount prepaid, without premium or penalty but subject to breakage costs pursuant to Section 2.11; provided, however, that each partial prepayment shall be in a minimum aggregate principal amount of U.S. $10,000,000 or an integral multiple of U.S. $1,000,000 in excess thereof. Prepayments of Advances will be without premium or penalty; provided that prepayments of Eurodollar Rate Advances not made on the last day of the Interest Period shall be subject to Section 2.11. Any amount prepaid under this Section 2.04(a) may not be reborrowed. All prepayments under this Section 2.04(a) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

          (b) Mandatory. The Borrower shall prepay, or cause to be prepaid, the outstanding principal amount of the Advances, together with all other Obligations of the Borrower due and payable hereunder, with the proceeds from the Acquisition.

          Any prepayment pursuant to this clause (b) shall be made simultaneously with the closing of the Acquisition; provided, that if due to circumstances beyond the Borrower's control relating to the mechanics of the closing of the Acquisition, the Borrower is unable to comply with the time period specified in this clause (b), the Borrower and the Lenders shall use their reasonable best efforts to agree to an extension of such time period (which extension shall not be longer than one Business Day from the Closing of the Acquisition).

          All prepayments under this clause (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

          Unless otherwise agreed by the Required Lenders, any prepayment made pursuant to this clause (b), shall be subject to Section 2.11.

          SECTION 2.05 Interest.

          (a) Ordinary Interest. (i) The Borrower shall pay interest on the unpaid principal amount of each Eurodollar Rate Advance made to it from the date of such Advance until such principal is paid in full, at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin, payable in arrears on the last day of such Interest Period, on the date of any payment or prepayment of such principal amount and on the Maturity Date.

               (ii) The Borrower shall pay interest on the unpaid principal amount of each Alternate Base Rate Advance made from the date of such Advance until such principal is paid in full, at a rate per annum equal to the sum of
(A) the Alternate Base Rate plus (B) the Applicable Margin, payable in arrears on the last Business Day of each month, on the date of any payment or prepayment of such principal amount and on the Maturity Date.

          (b) Default Interest. Upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay interest on the unpaid principal amount of each Advance made to it and on the unpaid amount of all interest, fees and other amounts payable hereunder that is not paid when due, payable in arrears on the dates referred to in clause (a) above and on demand, at a rate per annum equal at all times to 2.0% per annum above (x) the rate per annum required to be paid on Eurodollar Rate Advances outstanding at the time pursuant to clause (a) above, in the case of the unpaid principal amount of Eurodollar Rate Advances, and (y) the rate per annum required to be paid on Alternate Base Rate Advances outstanding at the time pursuant to clause (a) above, in the case of the unpaid principal amount of Alternate Base Rate Advances, interest, fees and such other amounts.

          SECTION 2.06 Fees. The Borrower agrees to pay to the Administrative Agent, such fees as shall be agreed to in writing between the Borrower and the Administrative Agent.

          SECTION 2.07 Increased Costs, Etc.

          (a) If, due to either (i) the introduction of or any change in, or in the interpretation of, any law or regulation or (ii) the need to comply with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) adopted or made after the date of this Agreement (except, with respect to both subclauses (i) and (ii), any law, regulation, guideline or request addressed in Section 2.09), there shall be any increase in the cost to any Lender or any Person controlling such Lender of agreeing to make or making, funding or maintaining Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amounts required fully to compensate such Lender for such increased cost or reduced amount; provided, however, that notice in respect of any additional amounts payable hereunder in respect of any Interest Period shall not be effective, and no such additional amounts shall be payable hereunder in respect of such Interest Period, unless such notice is given not later than the 360th day following the Maturity Date. No such additional amounts shall be payable hereunder for increased costs incurred in respect of any period from 90 days after the date on which such Lender becomes actually aware of such increased cost to the date on which such Lender delivers notice of such increased cost, except for additional amounts for increased costs incurred as a result of the retroactive application of any law, rule or regulation. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If any Lender determines that (i) the introduction of or any change in, or in the interpretation of, any law or regulation or (ii) the need to comply with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) adopted or made after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender and such Lender determines that the amount of such capital is increased as a result of such Lender's Advance made hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's Advance made hereunder; provided, however, that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increase in capital and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amounts required fully to compensate such Lender for such increased cost or reduced amount; provided, however, that notice in respect of any additional amounts payable hereunder in respect of any Interest Period shall not be effective, and no such additional amounts shall be payable hereunder in respect of such Interest Period, unless such notice is given not later than the 360th day following the Maturity Date. No such additional amounts shall be payable hereunder for increased capital requirements for any period from 90 days after the date on which such Lender becomes actually aware of such increased capital requirements to the date on which such Lender delivers notice of such increased capital requirements, except for additional amounts for increased capital requirements as a result of the retroactive application of any law, rule or regulation. A certificate as to such amounts submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (c) If, with respect to any Eurodollar Rate Advances, the Lenders who are owed at least 20% of the then-aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Eurodollar Rate Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forth-with so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then-existing Interest Period therefor, convert into an Alternate Base Rate Advance and (ii) the obligation of the Lenders to make Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

          (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance of such Lender will automatically, upon such demand, convert, at the end of the current Interest Period therefor (or sooner if required by law), into an Alternate Base Rate Advance and (ii) the obligation of such Lender to make Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would allow such Lender or its Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

          SECTION 2.08 Payments and Computations.

          (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. Dollars to the Administrative Agent at the Administrative Agent's Account in same day funds. The

Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable pursuant to Section 2.07(a), 2.07(b), 2.09 or 2.11) to the Lenders for the account of their Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b) If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender ratably in accordance with such Lender's proportionate shares of the principal amount of all outstanding Advances, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender as the Administrative Agent shall direct.

          (c) All computations of interest based on the Eurodollar Rate or the Alternate Base Rate shall be made by the Administrative Agent on the basis of a year of 360 days and 365/66 days, respectively, and for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall, in such case, be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

          (f) The Borrower shall make all payments hereunder and under the Notes regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any Governmental Authority or regulatory body and which may adversely affect the Borrower's obligation to make, or the right of the holder of any Note to receive, such payments.

          SECTION 2.09 Taxes.

          (a) Any and all payments to be made by the Borrower hereunder, under the Notes, or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, respectively, franchise taxes, taxes, levies, imposts, deductions, charges or withholdings (and all liabilities with respect thereto) imposed on or measured by reference to net income which are imposed on such Lender or the Administrative Agent by (i) the United States of America, (ii) any political subdivision of the United States or (iii) any foreign jurisdiction or political subdivision thereof under the laws of which the Administrative Agent or such Lender is organized, or in which such Lender or the Administrative Agent, respectively, has qualified to do or in fact does business (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) the Borrower shall make such deductions and (z) the Borrower shall pay the full amount required to be deducted to the relevant taxing authority or other authority in accordance with applicable law. The Administrative Agent and every Lender shall provide to the Borrower such forms and certifications as are reasonably necessary to avoid or reduce the Borrower's obligation to deduct Taxes from any payment hereunder; provided that neither the Administrative Agent nor any Lender shall be required to furnish any such form or certification to the extent such Person reasonably determines (consistent with its internal policy and legal and regulatory restrictions) that such action would be disadvantageous to such Person.

          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any excise or property taxes or any other charges or similar levies that arise from any payment made hereunder or under the Notes or any other Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes").

          (c) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) make written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes by the Borrower, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof (or, if a receipt cannot be obtained in the applicable jurisdiction, other appropriate evidence of payment thereof).

          (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of principal and interest hereunder and under the Notes.

          SECTION 2.10 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advance owing to it (other than pursuant to Section 2.07(a), 2.07(b), 2.09 or 2.11) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, the purchase from such Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender's ratable share of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          SECTION 2.11 Funding Losses. In the event any Lender shall incur any loss, cost, or expense (including any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue, or maintain any portion of the principal amount of any Eurodollar Rate Advance), but excluding any loss of any margin above the Eurodollar Rate, as a result of:

          (a) any repayment or prepayment of the principal amount of any Eurodollar Rate Advances on a date other than the scheduled last day of the Interest Period applicable thereto;

          (b) any Eurodollar Rate Advances not being made in accordance with the request for Eurodollar Rate Advances delivered to the Administrative Agent as set forth in Section 3.01(a); or

          (c) any Eurodollar Rate Advances not being continued for the Interest Period specified in accordance with the relevant notice therefor;

then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender (for its own account) such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss, cost or expense. Such written notice (which shall include all calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

          SECTION 2.12 Use of Proceeds. The proceeds of the Advances made by the Lenders shall be used to repay in full the principal amount of the U.S.$150,000,000 8 1/8% Notes of the Borrower that mature on April 1, 2003.

                                 ARTICLE III

                             CONDITIONS PRECEDENT

          SECTION 3.01 Conditions Precedent to the Closing Date and Borrowing

          The obligation of each Lender to make its Advance on the occasion of the Borrowing is subject to the effectiveness of this Agreement pursuant to
Section 8.06, to satisfaction of the conditions precedent set forth in this
Section 3.01 below (the date on which such effectiveness and these conditions are satisfied or waived being the "Closing Date"), and to satisfaction of the condition that the Closing Date shall occur on or prior to March 28, 2003. Each document received by the Administrative Agent and described below shall be dated the Closing Date (unless otherwise specified), in form and substance reasonably satisfactory to the Lenders (unless otherwise specified), accompanied by an English translation thereof if not in English.

          (a) Notice. The Administrative Agent and the Lenders shall have received from the Borrower a Notice of Borrowing not later than 4:00 P.M. (New York City time) on the third Business Day prior to the proposed date of Borrowing, which request shall be in form and substance satisfactory to the Administrative Agent and the Lenders in all respects.

          (b) Deliveries. The Administrative Agent shall have received the following documents (each document received by the Administrative Agent and described below is dated the Closing Date (unless otherwise specified), in form and substance reasonably satisfactory to the Lenders (unless otherwise specified), accompanied by an English translation thereof if not in English):

               (i) counterparts of this Agreement executed by the Borrower, the Administrative and the Lenders;

               (ii) the duly executed Notes from the Borrower payable to the order of the respective Lenders, in substantially the form of Exhibit B hereto;

               (iii) a certificate of the Borrower, in substantially the form of Exhibit C hereto, signed on behalf of the Borrower by a duly authorized officer or agent of the Borrower and its Secretary or any Assistant Secretary, together with certified copies of (i) the resolutions of the Board of Directors of the Borrower approving the Borrower's execution, delivery, and performance of the Loan Documents and the transactions contemplated thereby, (ii) all documents evidencing other necessary corporate action and consents or approvals of any Governmental Authority, if any, with respect to the Loan Documents and the transactions contemplated thereby, and (iii) the constitutional documents of the Borrower;

               (iv) an opinion of Cravath, Swaine & Moore, special New York counsel for the Borrower, in substantially the form of Exhibit D-1 hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request;

               (v) an opinion of Arias, Fabrega & Fabrega, local counsel to the Borrower in Panama, in substantially the form of Exhibit D-2 hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request;

               (vi) an opinion of White & Case LLP, special New York counsel to the Administrative Agent, in substantially the form of Exhibit D-3 hereto and as to such matters as any Lender through the Administrative Agent may reasonably request;

               (vii) a letter, in substantially the form of Exhibit E hereto, confirming the appointment of CT Corporation System as Process Agent for the Borrower;

               (viii) a letter agreement between the Borrower and ING Capital LLC with respect to the refinancing of the Advances, in form and substance satisfactory to the parties in all respects, executed by the parties thereto;

               (ix) evidence, in form and substance satisfactory to the Administrative Agent in all respects, that the obligations of the Borrower under the U.S.$60,000,000 Amended and Restated Promissory
          Note issued by the Borrower on October 1, 2002, have been paid in full;

               (x) such other certificates, documents and opinions of counsel as any Lender through the Administrative Agent may reasonably request; and

               (xi) all accrued fees of the Administrative Agent (including any such fees as shall be agreed to in writing pursuant to Section 2.05(a)) and reimbursements for all reasonable out-of-pocket expenses incurred in accordance with Section 8.04(a)(i).

         (c) Due Diligence. The Administrative Agent and the Lenders shall have completed a due diligence investigation of the Borrower and its Subsidiaries with results satisfactory to the Administrative Agent and the Lenders, and shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Subsidiaries, and each shall have received such financial, business and other information regarding the Borrower and its Subsidiaries, as the Administrative Agent and the Lenders shall have reasonably requested.

          (d) Material Adverse Change. (i) There shall not have occurred any Material Adverse Change in any country in which the Borrower and its Subsidiaries operate, or in the international loan syndication or financial or capital market conditions generally from those in effect on the date hereof.

               (ii) There shall not have occurred any Material Adverse Change in the condition, financial or otherwise, business, operations, performance, properties or prospects of the Borrower or any of its Subsidiaries since December 31, 2002.

          (e) Event of Default. No Event of Default or Default shall have occurred and be continuing.

          (f) Representations and Warranties. All representations and warranties contained herein shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for any representation or warranty made as of a specific date which shall be true and correct in all material respects only as of such specified date).

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

          SECTION 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

          (a) The Borrower and each of its Subsidiaries (i) is a corporation duly organized and validly existing (and, in the case of any such Subsidiary incorporated under the laws of one of the States comprising the United States, in good standing) under the laws of its jurisdiction of formation, (ii) is duly qualified as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where failure to so qualify would not have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except where the failure to do so would be reasonably likely not to result in a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole.

          (b) Set forth on Item 4.01(b) of the Disclosure Schedule is a complete and accurate organizational chart for the Borrower and its Subsidiaries showing as of the date hereof (as to each such Subsidiary) (x) the jurisdiction of its incorporation and (y) the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights as at the date hereof; and the information set forth therein is correct in all material respects. All of the shares of the Borrower and each of its Subsidiaries have been validly issued, fully paid, are non-assessable and are owned by the Borrower or one or more of its Subsidiaries and such stock ownership is shown on the stock registry of the relevant Subsidiary issuing such shares free and clear of all Liens. Except as disclosed in such Item 4.01(b) of the Disclosure Schedule, all the shares of outstanding capital stock of all of such Subsidiaries that the Borrower purports to own as set forth in Item 4.01(b) of the Disclosure Schedule have been validly issued, are fully paid and non-assessable and are owned by the Borrower or one or more of its Subsidiaries free and clear of all Liens.

          (c) The execution, delivery and performance by the Borrower of each Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower's constitutional documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, constitute a default under, or cause or permit any mandatory prepayment or acceleration of the maturity of, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Borrower, any of its Subsidiaries or any of their properties or assets, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries is in violation of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to result in a Material Adverse Effect.

          (d) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by the Borrower of any Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby or thereby, or (ii) the exercise by the Administrative Agent or any Lender of its rights under any Loan Document to which the Borrower is a party or the remedies provided thereunder.

          (e) This Agreement has been, and each Loan Document to which the Borrower is or is to be a party when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each other Loan Document to which the Borrower is or is to be a party when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and general principles of equity.

          (f) The Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable laws, rules, regulations and orders, except where the failure to so comply would not be reasonably likely to result in a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole.

          (g) The audited Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2002, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied (in the case of such Consolidated financial statements) by an opinion of Deloitte & Touche, independent public accountants, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis.

          (h) Since December 31, 2002, there has been no Material Adverse
Change.

          (i) All written information (other than projections with respect to the future financial performance of the Borrower and its Subsidiaries) heretofore or contemporaneously herewith furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby is, and all written information (other than projections with respect to the future financial performance of the Borrower and its Subsidiaries) hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading. All projections with respect to the future financial performance of the Borrower and its Subsidiaries heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender have been, and all such projections hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender will be, prepared in good faith and represent or will represent the Borrower's realistic views as to such performance at the time such projections were prepared.

          (j) Except as set forth in Item 4.01(j) of the Disclosure Schedule, there is no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries (and, with respect to unasserted claims, to the knowledge of the Borrower) (including, but not limited to, any Environmental Action) pending or threatened before any court, Governmental Authority or arbitrator that (i) if adversely determined, would be reasonably likely to result in a Material Adverse Effect or (ii) would be reasonably likely to adversely affect the legality, validity or enforceability of this Agreement, the Notes, any other Loan Document, or the consummation of the transactions contemplated hereby or thereby.

          (k) (i) Neither the Borrower nor any of its Subsidiaries has taken any action (including any steps to terminate any Compensation Plan), nor made any omission (including any failure to make any required contribution to any Compensation Plan), with respect to any Compensation Plan, in either case which (a) would result in a liability to the Borrower or any Subsidiary in excess of U.S. $1,000,000 (or the equivalent in any other currency), (b) would give rise to a Lien over any of its properties, assets, or revenues, or (c) would be reasonably likely to result in a Material Adverse Effect; and

               (ii) the Borrower and each of its Subsidiaries is in compliance in all material respects with the regulatory requirements of applicable law relating to pensions, employee retirement benefits and social security and has made all payments required to be made pursuant thereto. Except as set forth in Item 4.01(k) of the Disclosure Schedule, neither the Borrower nor any of its Subsidiaries sponsors, or is required to contribute to, any Compensation Plan, except such Compensation Plans that do not require funding and that may be terminated by the Borrower or the applicable Subsidiary, as the case may be, without its incurring any liability.

          (l) Except as set forth in Item 4.01(1) of the Disclosure Schedule, each of the Borrower and its Subsidiaries has filed all material tax returns and reports required to be filed, and have paid all material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

          (m) (i) Except as set forth in Item 4.01(m) of the Disclosure Schedule, the operations and properties of the Borrower and each of its Subsidiaries comply in all material respects with all Environmental Laws, all materially necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Borrower and its Subsidiaries, the Borrower and its Subsidiaries are in compliance in all material respects with all such Environmental Permits, except where the failure to comply with or obtain such Environmental Permits would not be reasonably likely to result in a Material Adverse Effect and no circumstances exist that could (A) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of their properties that would be reasonably likely to result in a Material Adverse Effect or (B) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law; and

               (ii) Hazardous Materials have not been generated, used, treated, handled, stored or disposed of on, or released or transported to or from, any property of the Borrower or any of its Subsidiaries, except in compliance with all Environmental Laws and Environmental Permits, and all other wastes generated at any such properties have been disposed of in compliance with all Environmental Laws and Environmental Permits and except where the failure to comply with Environmental Laws or obtain such Environmental Permits would not be reasonably likely to result in a Material Adverse Effect.

          (n) Neither the Borrower nor any of its Subsidiaries is a party to any Existing Debt Agreement, indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that materially inhibits the conduct of its business, as currently operated or as planned.

          (o) Neither the Borrower nor any of its Subsidiaries is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" required to be registered as such within the meaning of the United States Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the application of the proceeds of repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

          (p) Set forth in Item 4.01(p) of the Disclosure Schedule is a complete and accurate list of all material Existing Debt, as of February 28, 2003, showing as of such date the outstanding principal amount thereof. No other material Debt has been incurred since such date.

Except as shown in Item 4.01(p) of the Disclosure Schedule, on the date of this Agreement, there is no Debt owing from the Borrower to any of its Subsidiaries. The Obligations of the Borrower under the Loan Documents to which it is a party rank at least pari passu with all other senior, unsecured Debt of the Borrower.

          (q) Neither the Borrower nor any of its property or assets has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction of its incorporation.

          (r) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. None of the proceeds of any Advance will be used for the purpose of, or be made available by the Borrower or any of its Subsidiaries in any manner to any other Person to enable or assist such Person in, purchasing or carrying Margin Stock.

          (s) The Borrower, individually and on a Consolidated basis with its Subsidiaries, is, and after giving effect to all Advances, will be, Solvent.

          (t) The proceeds of the advances made by the Lenders will be used by the Borrower as required pursuant to Section 2.12.

          (u) The Board of Directors of the Borrower adopted by resolution a dividend policy whereby an amount equal to between 15% and 25% of the Borrower's Consolidated net income from the previous year will be paid to shareholders each year, in quarterly distributions, as determined by the Board of Directors. Such dividend policy remains in effect as of the date of this Agreement. Pursuant to the Certificate of Designations in effect as of the date of this Agreement for the Series C Preferred Stock of the Borrower, any change in the Borrower's policy with respect to dividends or distributions to shareholders of the Borrower requires the approval of the holder of the two outstanding shares of Series C Preferred Stock. As of the date of this Agreement, the Borrower does not anticipate any change in its dividend policy or in the terms of the Certificate of Designations of the Series C Preferred Stock.

                                  ARTICLE V

                           COVENANTS OF THE BORROWER

          SECTION 5.01 Affirmative Covenants. So long as any Obligations under the Loan Documents shall remain unpaid, the Borrower shall, unless the Required Lenders shall otherwise consent in writing:

          (a) Compliance with Laws, Etc. Except when the failure to do so would not be reasonably likely to result in a Material Adverse Effect, comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders.

          (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent,
(i) all taxes,
assessments and governmental charges or levies imposed upon it or upon its property or assets and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained (if required by GAAP), unless and until any Lien resulting therefrom attaches to its property or assets and becomes enforceable against its other creditors.

          (c) Compliance with Environmental Laws. Except when the failure to do so would not be reasonably likely to result in a Material Adverse Effect, comply, and cause each of its Subsidiaries and all lessees and other Persons occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any reasonable investigation, study, sampling and testing, and undertake any reasonable cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

          (d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

          (e) Preservation of Corporate Existence, Etc. Except as permitted under Section 5.02(b), preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises (including, without limitation, any franchise agreement of the Borrower or any Subsidiary with TCCC or any Affiliate thereof, which agreements shall be preserved and maintained in a manner consistent in all material respects with past practice); provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise, nor shall the Borrower be required to maintain the corporate existence of any Subsidiary if the preservation or maintenance thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and the failure to preserve any such right or franchise or maintain the corporate existence of such Subsidiary would not be reasonably likely to result in a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole.

          (f) Visitation Rights. At any time during regular business hours upon prior written notice to and approval of the Borrower (which approval shall not be unreasonably withheld or delayed) permit the Administrative Agent, or any Lender, or any agents or representatives thereof, to examine and make notes with respect to records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their executive officers or directors and with their independent certified public accountants.

          (g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with GAAP.

          (h) Maintenance of Properties, Etc. Except where the failure to do so would not be reasonably likely to result in a Material Adverse Effect, maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties and assets that are material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

          (i) Transactions with Affiliates.

               (i) Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of its Subsidiaries (x) in the ordinary course of business in accordance with past practices or (y) on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

               (ii) Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than their Subsidiaries) on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

               (iii) Prior to the Borrower becoming indebted to any Affiliate of the Borrower, cause such Affiliate to execute a subordination agreement in form and substance satisfactory to the Administrative Agent, subordinating such Debt to be owed to such Affiliate to all Obligations of the Borrower under the Loan Documents, and thereafter deliver to the Administrative Agent a copy thereof certified by a duly authorized officer or agent to be a true and correct copy of the original.

          (j) Compliance with Terms of Leaseholds. Except where the failure to do so would not be reasonably likely to result in a Material Adverse Effect, make all payments and otherwise perform in all material respects all obligations in respect of all material leases of real property and cause all of its Subsidiaries to do so, and, to the extent material to the business of the Borrower, keep such leases in full force and effect and not allow such leases to lapse or be terminated or rights to renew such leases to be forfeited or canceled.

          (k) Sales of Assets. Cause any assets that are, in the aggregate during the term of this Agreement, material to the Consolidated financial position of the Borrower, to be sold or otherwise transferred by the Borrower or any of its Subsidiaries to be so sold or transferred at a value that shall reasonably approximate their fair market value (it being understood that "material," for purposes of this clause (k) only, shall mean an amount equal to, for all assets during the term of this Agreement, 5.5% of Consolidated Tangible Net Assets (calculated as of the end-date of the last quarter for which Consolidated financial statements have been distributed)).

          SECTION 5.02 Negative Covenants. So long as any Obligation under the Loan Documents shall remain unpaid, the Borrower shall not, without the written consent of the Required Lenders:

          (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties and assets of any character (including, without limitation, accounts and capital stock) whether now owned or hereafter acquired or assign, or permit any of its Subsidiaries to assign, any accounts or other rights to receive revenues, excluding, however, from the operation of the foregoing restrictions:

               (i) Permitted Liens; and

               (ii) Liens securing Debt if, after giving pro forma effect to the incurrence of such Debt (and the receipt and application of the proceeds thereof) or the securing of outstanding Debt, the sum of (without duplication) all Debt of the Borrower and its Subsidiaries secured by Liens (other than Permitted Liens), at the time of determination would not exceed 10% of Consolidated Tangible Net Assets.

          (b) Mergers, Etc. Merge with or into or consolidate with or into any Person, or permit any of its Subsidiaries to do so, unless: (i) either (a) such merger or consolidation is between any of the Borrower's Subsidiaries and any of the Borrower's other Subsidiaries, (b) the Borrower shall be the continuing Person in the case of a merger or (c) the resulting or surviving Person if other than the Borrower (the "Successor Company") shall expressly assume, by a written agreement, executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, all the obligations of the Borrower under the Loan Documents; (ii) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the Successor Company or any Subsidiary of the Borrower or the Successor Company as a result of such transaction as having been incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default would occur or be continuing and the Borrower shall have delivered to the Administrative Agent an officer's certificate to that effect; and (iii) except in the case of any merger or consolidation under subclause (i)(a) above: (A) the Borrower shall have delivered to the Administrative Agent an officer's certificate and an opinion of counsel, each stating that such consolidation or merger and such written agreement comply with the Loan Documents and, if such consolidation or merger results in a Successor Company, that such written agreement constitutes the legal, valid and binding obligation of the Successor Company, enforceable against such entity in accordance with its terms, subject to customary exceptions, and (B) at least two of Standard & Poor's, Moody's or DCR shall have notified the Administrative Agent in writing that the proposed merger or consolidation will not result in a withdrawal or reduction of its credit rating of the Borrower below the lower of the then existing rating thereof.

          (c) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature and conduct of the business of the Borrower and its Subsidiaries taken as a whole as carried on at the date of this Agreement.

          (d) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required by GAAP or requested by any Governmental Authority (and in each case the Borrower will promptly notify the Administrative Agent and the Lenders of any such change).

          (e) Constitutional Documents. Amend, modify or change in any manner any material term or condition of any constitutional document (including, without limitation, the Voting Trust Agreement, any other shareholders agreement or any similar agreement) of the Borrower or any Subsidiary or take any other action in connection with any constitutional document that would reasonably be likely to result in a Material Adverse Effect, except as permitted by Section 5.02(b).

          (f) Shareholders' Agreements. Enter into, or permit any of its Subsidiaries to enter into, any shareholders' agreement (or similar agreement or arrangement) with any holder of Voting Stock of the Borrower (other than with TCCC or any Subsidiary thereof or with Venbottling Holdings, Inc. or with the voting trustees under the Voting Trust Agreement).

          (g) Change in Control. Suffer, or allow its Subsidiaries to suffer, a Change in Control.

          (h) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any of its assets, including (without limitation) any shares of capital stock of Subsidiaries and any manufacturing plant or substantially all assets constituting the business of a division, branch or other unit operation, except

               (i) sales of inventory, scrap and by-products in the ordinary course of business;

               (ii) sales of equipment and vehicles in the ordinary course of business, provided that the proceeds thereof are promptly reinvested in comparable equipment or vehicles;

               (iii) sales of assets (including, but not limited to, shares of capital stock of Subsidiaries) of the Borrower or any of its Subsidiaries, provided that an amount equal to the Net Cash Proceeds thereof is applied in accordance with and to the extent required under Section 2.03(b) hereof, and provided further that at the time of such sale and after giving effect thereto no Event of Default shall have occurred and be continuing; and

               (iv) sales of assets to Affiliates permitted under Section
          5.01(i).

          (i) Debt. Create, incur, assume or suffer to exist any Debt, or permit any of its Subsidiaries to create, incur, assume or suffer to exist any Debt other than:

               (i) in the case of the Borrower,

                    (A)  Debt under the Loan Documents;

                    (B)  the Existing Debt identified in Item 4.01(p) of the

                         Disclosure Schedule;

                    (C) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business consistent in all material respects with past practices;

                    (D) any Debt owed by the Borrower to any Subsidiary incurred in the ordinary course of business consistent in all material respects with past practices; provided that all such Debt owed by the Borrower to any Affiliate of the Borrower shall be subordinated to all Obligations of the Borrower under the Loan Documents pursuant to a subordination agreement in form and substance satisfactory to the Administrative Agent;

                    (E) any Debt not otherwise permitted hereunder, provided that (I) an amount equal to the Net Issuance Proceeds from the issuance thereof is promptly applied to prepay the Advances, to the extent required under 2.03(b) hereof; and (II) at the time such Debt is incurred and after giving effect thereto (and to the repayment required hereunder) no Event of Default shall have occurred and be continuing;

                    (F) any replacement, extension or renewal of any Debt permitted by subclause (B), (D) or (E) above;

               (ii) in the case of any Subsidiary of the Borrower,

                    (A) the Existing Debt identified in Item 4.01(p) of the Disclosure Schedule; and

                    (B) any Debt of any Subsidiary not otherwise permitted hereunder; provided that at the time such Debt is incurred and after giving effect thereto, no Event of Default shall have occurred and be continuing.

          For purposes of determining compliance with the foregoing covenant,
(i) in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, the Borrower, in its reasonable discretion, will classify such item of Debt and only be required to include the amount and type of such Debt in one of the above clauses and (ii) an item of Debt may be split between more than one of the applicable types of Debt described above.

          SECTION 5.03 Reporting Requirements. So long as any Obligation under the Loan Documents shall remain unpaid, the Borrower shall, unless the Required Lenders shall otherwise consent in writing, furnish to the Lenders:

          (a) Default Notice. As soon as possible and in any event within two days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

          (b) Quarterly Financials. As soon as available and in any event within 60 days after the end of each quarter of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared (with respect to such Consolidated financial statements) in accordance with GAAP, together with a certificate of such officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

          (c) Annual Financials. As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case (with respect to such Consolidated financial statements) accompanied by an opinion of Arthur Andersen & Co. or other independent public accountants of recognized standing acceptable to the Required Lenders, together with (A) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, and (B) a certificate of the chief financial officer of the Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

          (d) Compensation Plans. As soon as possible and in any event within five days after the Borrower knows or has reason to know of any action (including any steps to terminate any Compensation Plan), or any omission (including any failure to make any required contribution to any Compensation
Plan), with respect to any Compensation Plan, in either case the result of which (a) could result in the incurrence by the Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower with respect to any Compensation Plan, (b) could give rise to a Lien over any of its properties, assets, or revenues, or (c) would be reasonably likely to result in a Material Adverse Effect, notice thereof and copies of all documentation relating thereto.

          (e) Material Adverse Change. As soon as possible and in any event within five days after the Borrower knows or has reason to know of any Material Adverse Change, or any event or circumstance which might result in a Material Adverse Change, notice thereof and copies of all documentation relating thereto.

          (f) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, by or against the Borrower or any of its Subsidiaries or Affiliates of the type described in Section 4.01(j).

          (g) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that the Borrower or any of its Subsidiaries files with any securities commission or similar Governmental Authority or with any national securities exchange.

          (h) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of the securities of the Borrower or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.03.

          (i) Environmental Conditions. Promptly after the occurrence thereof, notice of any condition or occurrence on any property of the Borrower or any of its Subsidiaries that results in a material noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit or could form the basis of an Environmental Action against the Borrower or any of its Subsidiaries that would be reasonably likely to result in a Material Adverse Effect.

          (j) Other Information. Such other information respecting the business, financial condition, operations, performance, properties, assets or prospects of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

          SECTION 5.04 Financial Condition. So long as any Obligation under the Loan Documents shall remain unpaid, the Borrower shall, unless the Required Lenders otherwise consent in writing:

          (a) Interest Coverage Ratio. Maintain an Interest Coverage Ratio (calculated as of the last day of each fiscal quarter or year, as reflected in the quarterly or annual financial statements for such fiscal quarter or year, for the twelve-month period ending on the relevant date of determination) of not less than 4.00 to 1.

          (b) Debt to EBITDA Ratio. Maintain a ratio of Consolidated Debt to Consolidated EBITDA (calculated as of the last day of each fiscal quarter or year hereinafter indicated, as reflected in the quarterly or annual financial statements for such fiscal quarter or year, for the twelve-month period ending on the relevant date of determination) of not more than (i) 2.80 to 1 through the period ended June 30, 2003 and (ii) 2.25 to 1 thereafter.

                                  ARTICLE VI

                               EVENTS OF DEFAULT

          SECTION 6.01 Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

          (a) the Borrower shall fail to pay (i) any principal of any Advance, or any interest thereon, when due in accordance with the Loan Documents, or
(ii) in the case of fees or other amounts due in accordance with the Loan Documents, within five (5) days of the due date thereof, or

          (b) any representation or warranty made by the Borrower (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

          (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in (i) Section 5.01(e), Section 5.01(k), Section 5.02, 5.03(a) or (e), Section 5.04 or (ii) Section 5.03(b)-(d) or (f)-(j) if such failure shall remain unremedied for five (5) days after the Borrower has knowledge thereof or written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

          (d) the Borrower shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 20 days after the Borrower has knowledge thereof or written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

          (e) (x) the Borrower or any of its Subsidiaries shall fail to pay any principal of, premium or interest on any other amount payable in respect of any Debt that is outstanding in an aggregate principal or notional amount of at least U.S. $20,000,000 (or the equivalent in another currency) in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (y) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such event or condition is to accelerate the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or (z) any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof (other than, in the case of subclauses (y) and (z) above, any such Debt that has become due and payable as a result solely of any sale of assets by the Borrower or its Subsidiaries, provided that such Debt is paid when due from the proceeds of such sale); or

          (f) the Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it as a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in respect of an involuntary proceeding instituted against such Person, the same shall remain unstayed or undismissed for 60 days; or the Borrower or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this clause; or

          (g) any judgment or order for the payment of money in excess of U.S. $20,000,000 (or the equivalent in another currency) which is not covered by insurance shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h) any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that is reasonably likely to result in a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (i) the Borrower shall have taken any action (including any steps to terminate any Compensation Plan), or shall have made any omission (including any failure to make any required contribution to any Compensation Plan), with respect to any Compensation Plan, which in either case would (a) result in a liability to the Borrower in excess of U.S. $1,000,000 (or the equivalent in any other currency), or (b) be reasonably likely to result in a Material Adverse Effect; or

          (j) a Change in Control shall occur; or

          (k) any Governmental Authority shall condemn, seize, compulsorily purchase or expropriate all or a substantial part of the assets and properties of the Borrower or its Subsidiaries; or

          (l) by reason of any material interference by any Governmental Authority, or otherwise, the Loan Documents, in whole or in part, shall become invalid, or shall fail to be in full force and effect in accordance with its terms or the binding effect or enforceability thereof shall be contested by the Borrower;

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, (i) declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (ii) take all remedies as may be available under the Loan Documents or otherwise; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code or any similar order or adjudication under applicable law that would impose a moratorium on or stay of creditor efforts to collect debts to become effective, the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                 ARTICLE VII

                           THE ADMINISTRATIVE AGENT

          SECTION 7.01 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

          SECTION 7.02 Duties and Reliance, Etc.

          (a) Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct, or shall have any fiduciary duty to any Lender. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in
Section 8.07; (ii) may consult with legal, counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; and (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; and (iv) shall not incur any liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          (b) The Administrative Agent (i) does not make any warranty or representation to any Lender and shall not be responsible to any Lender for the accuracy or completeness of the Confidential Information, warranties or representations made in or in connection with the Loan Documents and (ii) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto.

          (c) The Administrative Agent has no duties hereunder or under the other Loan Documents that are not specifically set forth herein or therein.

          SECTION 7.03 Administrative Agent and Affiliates. With respect to the Advances made by it and the Note issued to it, the Administrative Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity as Lender. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any of its Subsidiaries, all as if they were not the Administrative Agent, and without any duty to account therefor to the Lenders. Each Lender acknowledges that, pursuant to such activities, the Administrative Agent and its Affiliates may receive information regarding the Borrower and its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

          SECTION 7.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section
4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          SECTION 7.05 Indemnification. Each Lender agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower), ratably according to the principal amount of the Note then held by such Lender, from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that are actually incurred by or asserted or awarded against the Administrative Agent, in each case arising out of or in connection with or in any way relating to the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for such Lender's ratable share of any costs and expenses payable by the Borrower under Section 8.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower.

          SECTION 7.06 Successors to Administrative Agent. The Administrative Agent may at any time assign the rights and obligations hereunder to any of its Affiliates, provided that the Administrative Agent, or a Person owning a majority of the capital stock of the Administrative Agent, owns a majority of the capital stock of such Affiliate, or such Affiliate owns a majority of the capital stock of the Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders after consultation with the Borrower shall have the right to appoint a successor Administrative Agent to the Administrative Agent. If no such successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after such retiring Administrative Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Administrative Agent, then such retiring Administrative Agent may, on behalf of the Lenders after consultation with the Borrower, appoint a successor Administrative Agent to such Administrative Agent, which shall be an Eligible Assignee or commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least U.S. $250,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by such a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of such retiring Administrative Agent, and such retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the Administrative Agent's resignation or removal hereunder as such Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

                                 ARTICLE VIII

                                 MISCELLANEOUS

          SECTION 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes or any other Loan Documents, nor consent to any departure by the Borrower therefor, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) change the aggregate unpaid principal amount of the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document; (ii) amend this Section 8.01; (iii) reduce the principal of, or interest on (including, without limitation, the rate of interest), the Notes or any fees or other amounts payable hereunder; or (iv) postpone the Maturity Date or any date fixed for any payment of principal or interest on the Notes or any fees or other amounts payable hereunder; and provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note.

          SECTION 8.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, facsimile or telex communication) and faxed, telexed or delivered, if to the Borrower, at its address set forth below its signature on the signature pages hereto; if to any Lender, at its Lending Office specified opposite its name on Annex I hereto or in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent, at its address set forth below its signature on the signature pages hereto; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when faxed or telexed, be effective when transmitted by facsimile or confirmed by telex answerback, respectively, except that notices and communications, to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. All such notices and other communications, if not in English, shall be accompanied by an English translation.

          SECTION 8.03 No Waiver, Remedies. No failure on the part of any Lender or the, Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein and therein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 8.04 Costs, Expenses and Indemnification.

          (a) The Borrower agrees to pay on demand (whether or not the transactions contemplated by this Agreement are consummated) (i) all reasonable costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, syndication, modification and amendment of the Loan Documents, including, without limitation, (A) all reasonable out-of-pocket due diligence, transportation, computer, printing, bank meeting, duplication, appraisal, audit, search, filing and recording fees and expenses and, with the prior approval of the Borrower, insurance and consultant fees, and (B) the reasonable fees and expenses of counsel with respect thereto, with respect to advising them as to their rights and responsibilities, or the perfection, protection or preservation of rights, or interests, under the Loan Documents, with respect to negotiations with the Borrower or with other creditors of the Borrower or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting, claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto and (ii) all costs and expenses of the Agents and the Lenders in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender with respect thereto).

          (b) The Borrower agrees to indemnify and hold harmless each Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that are actually incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the Borrower's use of the proceeds of any Advance, (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries or (iii) the Facility or Loan Documents or any Indemnified Person's role in connection therewith, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower or any of its Subsidiaries, directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

          (c) If the Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel (including the allocated cost of in-house counsel) and indemnities, such amount may be paid on behalf of the Borrower by the Administrative Agent or any Lender, in its sole discretion, and such amount shall be reimbursed by the Borrower.

          SECTION 8.05 Right of Set-off. Upon the occurrence and during the continuance of any payment Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this
Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

          SECTION 8.06 Binding Effect. This Agreement shall become effective on the Closing Date provided each of the conditions set forth in Section 3.01 shall have been satisfied on or prior to such date and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

          SECTION 8.07 Assignments and Participations.

          (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Advance or Advances owing to it and the Note held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the aggregate amount of the Advance or Advances of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than U.S. $3,000,000 or a higher integral multiple of U.S. $1,000,000,
(iii) unless the assignment is to an existing Lender or an Affiliate of the assigning Lender, the Borrower shall have notified the assigning Lender within five Business Days of the Borrower's receipt of notice of such assignment of the Borrower's approval of such assignment (such approval not to be unreasonably withheld or delayed) and if the Borrower has not notified the assigning Lender of its approval or disapproval of such assignment by such date, the Borrower shall be deemed to have given its approval, (iv) any assignment at any date prior to the date 60 days after the Closing Date shall be made on the last day of an Interest Period, and (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance (such acceptance not to be withheld if the conditions set forth above in this Section 8.07 are satisfied) and recording in the Register, an Assignment and Acceptance, in substantially the form of Exhibit F hereto (the "Assignment and Acceptance"), together with any Note subject to such assignment and a processing and recordation fee of U.S. $3,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document, or any other instrument or document famished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or with respect to the performance or observance by the Borrower or any of its Subsidiaries of any of its obligations under this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement and each other Loan Document, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee or an Affiliate of the assignor; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and
(vii) such assignee agrees to be bound by the terms of this Agreement.

          (c) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Advance or Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit F hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower (but only if the Borrower has approved the assignment in accordance with Section 8.07(a)), at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note a new Note payable to the order of such Eligible Assignee in an amount equal to the Advance assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a portion of its Advance hereunder, a new Note payable to the order of the assigning Lender in an amount equal to the Advance retained by it hereunder. Such new Note shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the Closing Date and shall otherwise be in substantially the form of Exhibit A hereto.

          (e) Each Lender may sell participations in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Advance or Advances owing to it and the Note held by it) to any Eligible Assignee; provided, however that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone the Maturity Date or any date fixed for any payment of interest on the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

          (f) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advance or Advances owing to it and the Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

          SECTION 8.08 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the internal laws of the State of New York.

          SECTION 8.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 8.10 Confidentiality. Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Administrative Agent's or such Lender's officers, directors, employees, agents and advisors to the extent necessary and to actual or prospective Eligible Assignees and participants, and then only so long as such Person agrees to keep confidential such information, (b) as required by any, law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

          SECTION 8.11 Judgment.

          (a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under the Notes or any other Loan Documents in U.S. Dollars into another currency (the "Other Currency"), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase U.S. Dollars in New York City on the Business Day preceding that on which final judgment is given.

          (b) The obligation of the Borrower in respect of any sum due in U.S. Dollars from it to any Lender or the Administrative Agent hereunder or under the Note held by such Lender shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that, on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such Other Currency such Lender or the Administrative Agent (as the case may be) may, in accordance with normal banking procedures, purchase U.S. Dollars with such Other Currency; if the amount of the U.S. Dollars so purchased is less than the sum originally due to such Lender or the Administrative Agent (as the case may be) in U.S. Dollars, the Borrower agrees, as a separate obligation and notwithstanding such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the U.S. Dollars so purchased exceeds the sum originally due to any Lender or the Administrative Agent (as the case may be) in U.S. Dollars, such Lender or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess.

          SECTION 8.12 Consent to Jurisdiction.

          (a) Each of the Persons parties hereto hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the borough of Manhattan in New York City and any appellate court from any thereof and to the courts of its own corporate domicile with respect to actions brought against it as a defendant in any action or proceeding arising out of or relating to this Agreement or any other Loan Document to which such Person is or is to become a party, and such Person hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or in such Federal court. Each of the Persons parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that such court is an inconvenient forum. The Borrower hereby irrevocably appoints CT Corporation System, Inc. (the "Process Agent"), with an office on the date hereof at 111 Eighth Avenue, New York, NY 10011, United States, as its agent to receive on behalf of the Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent's above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 8.02. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Nothing in this Section shall affect the right of any Lender or any Agent to serve legal process in any other manner permitted by law or affect the right of any Lender or any Agent to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

          (c) To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents to which it is or becomes a party.

          (d) Any judicial proceeding by the Borrower against any Agent or any Lender involving, directly or indirectly, any matter in any way arising out of, related to, or connected to any Loan Document shall be brought only in court in New York, New York, to the extent that jurisdiction may be effected against such Agent or such Lender in New York, New York.

          SECTION 8.13 WAIVER OF JURY TRIAL. THE BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF ANY AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

          SECTION 8.14 Limitation on Liability. The Borrower hereby waives, releases and agrees not to sue any Agent or any Lender upon any claim for any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a judgment of a court that is binding on such Agent or such Lender, and is final and not subject to review on appeal, that such damages were the result of acts or omissions on the part of such Agent or such Lender constituting gross negligence or willful misconduct.

          SECTION 8.15 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied, except as otherwise stated herein.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                   PANAMERICAN BEVERAGES, INC.



                                   By:_______________________________________
                                            Title:
                                            Name Printed:

                                            Torre Dresdner Bank
                                            7th Floor, Calle 50
                                            Panama City, Republic of Panama
                                            Attn: Chief Financial Officer
                                            Facsimile: (507) 223-8308
                                            Telephone: (507) 223-8723

                                   with a copy to:

                                            Panamco L.L.C.
                                            701 Waterford Way
                                            8th Floor
                                            Miami, FL  33126
                                            Attn: General Counsel
                                            Facsimile: (786) 388-8191
                                            Telephone: (305) 929-0800

                                   ING CAPITAL LLC,
                                   as Administrative Agent



                                   By:___________________________________
                                            Title:
                                            Name Printed:

                                            1325 Avenue of the Americas
                                            New York, New York  10019
                                            Attn:  Vicente Leon
                                            Facsimile:  (646) 424-6284
                                            Telephone:  (646) 424-6054

                                   with a copy to:

                                            Tina Wong
                                            Facsimile: (212) 409-7805
                                            Telephone: (212) 409-1934

                                   ING BANK N.V.,
                                   acting through its Curacao Branch, as Lender

                                   By:_______________________________________
                                            Title:
                                            Name Printed:



                                   By:_______________________________________
                                            Title:
                                            Name Printed:

                                            Zeelandia Office Park,
                                            Kaya W.F.G. (Jombi) Mensing 14
                                            Curacao, Netherlands Antilles


                                   with a copy to:

                                            Javier Bernus/Xavier de Uriarte
                                            Bosques de Alisos 45B 4to. Piso,
                                            Bosques de las Lomas
                                            05120, Mexico D.F.
                                            Facsimile: (525) 259-3218
                                            Telephone: (525) 258-2127/2132

                                            and

                                            Tina Wong
                                            Facsimile:  (212) 409-7805
                                            Telephone: (212) 409-1934

                                    ANNEX I

                              TO CREDIT AGREEMENT

                         LENDING OFFICES AND ADVANCES OF THE LENDERS
                         -------------------------------------------

         NAME OF BANK                  COMMITMENT              LENDING OFFICE              DESIGNATED AFFILIATE   DESIGNATED BRANCH
         ------------                  ----------              --------------              --------------------   -----------------
ING Bank N.V., acting through its   U.S. $150,000,000    Zeelandia Office Park             None
Curacao Branch                                           Kaya W.F.G. (Jombi) Mensing 14
                                                         Curacao, Netherlands Antilles



Total:                              U.S. $150,000,000                                                                 All Branches